Exhbiti 10.14
                              SETTLEMENT AGREEMENT

                                    PREAMBLE

     This Settlement Agreement is made and entered into as of the 18th day of October, 2004 (the "Agreement Date") by and among: David M. Wing, an adult individual ("Wing"); ATA Holdings Corp., an Indiana corporation ("ATAH"); J. George Mikelsons, an adult individual ("Mikelsons"); and Gilbert F. Viets, an adult individual ("Viets").
                                    RECITALS
                  WHEREAS:

          (A) Wing was formerly employed by ATAH as its Executive Vice President and Chief Financial Officer and was formerly a member of ATAH's board of directors.

          (B) Wing ceased to be an ATAH employee on or about June 24, 2004, and also subsequently ceased to be member of ATAH's board of directors.

          (C) Mikelsons is ATAH's Chief Executive Officer and President, the Chairman of ATAH's board of directors, and the majority owner of ATAH.

          (D) Viets is currently ATAH's Executive Vice President and Chief Financial Officer and a member of ATAH's board of directors.

          (E) A dispute has arisen between Wing, on the one hand, and ATAH, Mikelsons and Viets, on the other hand, regarding the circumstances under which Wing ceased to be an ATAH employee and a member of ATAH's board of directors. Specifically, Wing has filed a complaint with the United States Department of Labor ("DOL") against ATAH's wholly owned subsidiary, ATA Airlines, Inc. ("ATA Airlines"), Mikelsons and Viets, currently pending before the DOL's Occupational Safety and Health Administration as Case No. 5-2210-04-017 (the "DOL Proceeding"), in which Wing contends that he was terminated in retaliation for exercising his rights and obligations under the Sarbanes-Oxley Act (the "SOX Claim"). ATAH (for itself and for its subsidiary, ATA Airlines), Mikelsons and Viets dispute Wing's contentions in the DOL Proceeding and contend that Wing voluntarily resigned from his employment with ATAH.

          (F) ATAH desires that Wing return to employment with ATAH as its Executive Vice President and Chief Financial Officer. To that end, on October 1, 2004, ATAH extended to Wing an unconditional offer of reinstatement to his prior position as ATAH's Executive Vice President and Chief Financial Officer.

          (G) Wing desires to return to employment with ATAH as its Executive Vice President and Chief Financial Officer, but does not desire to become a member of ATAH's board of directors.

          (H) ATAH and Wing have entered into a written Employment Agreement dated October 18, 2004 (the "Employment Agreement"), with the approval by ATAH's board of directors.

          (I) In connection with, and in consideration of, Wing's resumption of employment with ATAH, the parties desire to settle with prejudice and forever resolve all claims and controversies of every kind and nature existing as of the Agreement Date between Wing, on the one hand, and ATAH (including its subsidiaries and other affiliates), Mikelsons and Viets, on the other hand, including all claims and contentions asserted in the DOL Proceeding.

                                   AGREEMENTS
          NOW, THEREFORE, in consideration of the premises and the mutual agreements and releases set forth below, the parties agree as follows:

          Section 1. Nullification Event. In the event ATAH or any ATAH subsidiary or affiliate becomes subject to a voluntary or involuntary petition for bankruptcy under Title 11 of the United States Code (a "Bankruptcy Proceeding") with the result that this Settlement Agreement or the Employment Agreement is rejected, rescinded or otherwise disapproved in connection with the Bankruptcy Proceeding (which will constitute a "Nullification Event"), then this Settlement Agreement will be null and void and will have no force or effect whatsoever. The effect of a Nullification Event is to void all provisions of this Settlement Agreement except this Section 1. Without limitation, but by way of emphasis, a Nullification Event voids all releases set forth in Sections 4 and 5 of this Settlement Agreement. If a Nullification Event occurs, the parties agree to toll and waive any applicable statutes of limitations or other procedural barrier to the refiling of Wing's complaint with the DOL for a period of 30 days after such Nullification Event occurs. If a Nullification Event occurs in the context of a Bankruptcy Proceeding with the effect that the release set forth in Section 4 of this Settlement Agreement becomes unenforceable or otherwise ineffective, and with the effect that Wing is restored to his SOX Claim against any ATAH-Related Party (as hereinafter defined in Section 4), including ATAH, ATA Airlines, Mikelsons or Viets, Wing agrees that the amount of the signup bonus paid to Wing pursuant to
     Section 1 of the Employment Agreement, if retained by Wing, will be applied as a credit against the amount of any liability that might be imposed in Wing's favor against any ATAH-Related Party (as hereinafter defined in Section 4), including ATAH, ATA Airlines, Mikelsons or Viets.

          Section 2. Withdrawal of Wing's Complaint in DOL Proceeding. As promptly as practicable after execution of this Settlement Agreement, Wing, by and through his attorney of record in the DOL Proceeding, will file a written withdrawal of his complaint in the DOL Proceeding pursuant to 29 C.F.R. ss. 1980.111. In connection with the withdrawal of Wing's complaint in the DOL Proceeding, Wing, by and through his attorney of record in the DOL Proceeding, will provide a copy of this Settlement Agreement to the appropriate DOL personnel and seek approval of the settlement pursuant to 29 C.F.R. ss. 1980.111. If requested by DOL personnel, or if otherwise necessary to obtain DOL approval of this settlement, Wing will also promptly provide a copy of the Employment Agreement to the appropriate DOL personnel. The parties to this Settlement Agreement, by their respective attorneys of record in the DOL Proceeding, will exercise their best efforts in good faith to obtain DOL approval of this settlement as promptly as possible. Wing agrees that, in the event DOL does not issue a final decision approving this settlement within 180 days from the date Wing filed his complaint in the DOL Proceeding, Wing, by and through his attorney of record in the DOL Proceeding, will: (i) file pursuant to 29 C.F.R. ss. 1980.114(b) a notice of intention to bring an action for de novo review in the appropriate district court of the United States pursuant to 29 C.F.R.
     ss.  1980.114(a)  and 18  U.S.C.  ss.  1514A(b)(1)(B)  (a  "District  Court
     Action"); (ii) file the District Court Action as soon thereafter as permitted by law; and (iii) as promptly as possible after filing the District Court Action, voluntarily dismiss the District Court Action with prejudice. Notwithstanding the foregoing, if for any reason liability is imposed under the Sarbanes-Oxley Act in favor of Wing against any ATAH-Related Party (as hereinafter defined in Section 4), including ATAH, ATA Airlines, Mikelsons or Viets, Wing agrees that the amount of the signup bonus paid to Wing pursuant to Section 1 of the Employment Agreement will be applied as a credit against the amount of any such liability.

          Section 3. DOL Approval. Except for the obligations, responsibilities and duties set forth in Section 1 of this Settlement Agreement (which are absolute and unconditional) and the obligations, responsibilities and duties set forth in Section 2 of this Settlement Agreement (which are subject only to the conditions set forth in the foregoing Section 1), all provisions of this Settlement Agreement are subject to, and conditioned upon, approval by appropriate DOL personnel pursuant to 29 C.F.R. ss. 1980.111. The parties to this Settlement Agreement mutually acknowledge and agree that, with the exception of the foregoing Sections 1 and 2, this Settlement Agreement will become effective only upon DOL approval pursuant to 29 C.F.R. ss. 1980.111.

          Section 4. Release by Wing. Wing hereby RELEASES AND FOREVER DISCHARGES the ATAH-Related Parties (as hereinafter defined), and each of them, of and from all claims, demands, damages, liabilities, costs, expenses, causes of action and rights of action of every kind and nature, whether accrued or unaccrued, whether suspected or unsuspected, and whether known or unknown, that Wing now has, may have or may hereafter acquire against the ATAH-Related Parties, or any of them, arising out of or related to, in whole or in part, any actual or alleged act, omission, event, transaction, fact or circumstance of any kind or nature that existed or occurred at or prior to the Agreement Date, including (without limitation) all claims arising under the common law or any other federal, state or local statute, regulation or ordinance, including (without limitation) Title VIII, Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. ss. 1514A). As used in this Settlement Agreement, the term "ATAH-Related Parties" means ATAH and each of its subsidiaries and affiliates, including (without limitation) ATA Airlines, all of their respective predecessors, successors and assigns, and all of the present and former partners, officers, directors, shareholders, employees, attorneys and other agents and representatives of ATAH, its subsidiaries and affiliates, and their respective predecessors, successors and assigns, including (without limitation) Mikelsons and Viets, in both their representative and individual capacities.

          Section 5. Release by ATAH-Related Parties. The ATAH-Related Parties, including (without limitation) ATAH, ATA Airlines, Mikelsons and Viets, hereby RELEASE AND FOREVER DISCHARGE Wing of and from all claims, demands, damages, liabilities, costs, expenses, causes of action and rights of action of every kind and nature, whether accrued or unaccrued, whether suspected or unsuspected, and whether known or unknown, that the ATAH-Related Parties, or any of them, now have, may have or may hereafter acquire against Wing arising out of or related to, in whole or in part, any actual or alleged act, omission, event, transaction, fact or circumstance of any kind or nature that existed or occurred at or prior to the Agreement Date, including (without limitation) claims arising under the common law and claims alleging violation of any federal, state or local statute, regulation or ordinance.

          Section 6. No Admission of Violation or Liability. The parties to this Settlement Agreement mutually acknowledge and agree that this Settlement
     Agreement does not constitute an admission by ATAH, ATA Airlines, Mikelsons, Viets or any of the other ATAH-Related Parties that he, she or it (as the case may be) has violated any federal, state or local statute, regulation or ordinance or committed any other wrongful or unlawful act or omission. The parties to this Settlement Agreement likewise mutually acknowledge and agree that this Settlement Agreement does not constitute an admission by Wing that he has violated any federal, state or local statute, regulation or ordinance or committed any other wrongful or unlawful act or omission. Rather, it is expressly understood and mutually agreed by all parties to this Settlement Agreement that this Settlement Agreement is being entered into solely for the purpose of settling and forever resolving disputed claims.

          Section 7. Enforcement. In the event of a material breach of this Settlement Agreement, the non-breaching party will be entitled to all available remedies at law and equity, including recovery of damages, as well as reasonable attorneys' fees and expenses in connection with any action or proceeding to enforce or otherwise seek redress for any material breach of this Settlement Agreement.

          Section 8. Entire Agreement. The parties to this Settlement Agreement mutually agree and acknowledge that this Settlement Agreement, the Employment Agreement and the letter agreement dated October 8, 2004, a copy of which is attached hereto as Exhibit A (the "Non-Disclosure Agreement"), set forth the entire agreement among the parties with respect to the subject matter of this Settlement Agreement. Except for the Employment Agreement and the Non-Disclosure Agreement, which survive execution of this Settlement Agreement, this Settlement Agreement fully supersedes and extinguishes all prior negotiations, representations and agreements, whether written or oral, between or among the parties with respect to the subject matter of this Settlement Agreement. Wing acknowledges that, prior to executing this Settlement Agreement, Wing and his attorney were advised on a confidential basis, pursuant to the Non-Disclosure Agreement, of material non-public information concerning ATAH, ATA Airlines and their businesses, including non-public information concerning the competitive situation and strategic plans of ATAH, ATA Airlines and their affiliates. Wing represents, acknowledges and agrees, however, that he does not rely on, and has not relied on, any representation or statement by any of the ATAH-Related Parties (including ATAH, Mikelsons, Viets) or their respective attorneys as a basis or inducement for entering into this Settlement Agreement.

          Section 9. Modification or Amendment. This Settlement Agreement may not be modified or amended orally, but may be modified or amended only in writing signed by or on behalf of all parties to this Settlement Agreement.

          Section 10. Binding Effect. The terms and conditions of this Settlement Agreement extend to, are binding upon, and inure to the benefit of Wing, Mikelsons, Viets, ATAH and the ATAH-Related Parties, and each of their respective heirs, administrators, representatives, executors, successor and assigns.

          Section 11. Governing Law. The parties agree that this Settlement Agreement and the Non-Disclosure Agreement are governed in all respects (including matters of enforceability, construction and interpretation) by the internal laws of the State of Indiana, without regard to conflict of laws principles, except to the extent that state law is preempted by federal law, in which case the laws of the United States of America apply to the extent they have preemptive effect.

          Section 12. Counterparts. This Settlement Agreement may be executed in counterparts, each of which will be deemed an original and all of which together constitute a single, complete instrument.

          Section 13. Headings. The parties mutually agree and acknowledge that the section headings in this Settlement Agreement are for convenience only and do not constitute a substantive part of this Settlement Agreement. Section headings shall not be considered when interpreting or construing any provision of this Settlement Agreement.

     IN WITNESS WHEREOF the parties have executed this Settlement Agreement on the date(s) set forth below.

Dated:  October 18, 2004                     /s/David M. Wing
                                             ----------------
                                             David M. Wing



                                             ATA HOLDINGS CORP.,
                                             an Indiana corporation


Dated:  October __, 2004                     By:/s/Brian T. Hunt
                                                ----------------
                                             Printed: Brian T. Hunt
                                             Title:   Vice President &
                                                      General Counsel

Dated:  October __, 2004                     /s/J. George Mikelsons
                                             ----------------------
                                             J. George Mikelsons


Dated:  October __, 2004                    /s/Gilbert F. Viets
                                            -------------------
                                            Gilbert F. Viets